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                                                                     Exhibit 5


                               CHRISTY & VIENER
                               620 FIFTH AVENUE
                        NEW YORK, NEW YORK  10020-2457
                                (212) 632-5500

DIRECT DIAL NUMBER                                                   FACSIMILE
    (212) 632-                                                    (212) 632-5555




                                              January 18, 1994




          Sensormatic Electronics Corporation
          500 N.W. 12th Avenue
          Deerfield Beach, Florida 33442-1795

                    Re:  Registration Statement on Form S-4
                         ----------------------------------

          Gentlemen:

                We have acted as general counsel to Sensormatic Electronics Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Securities Act") for the registration by the Corporation of up to 4,500,000 shares of the Corporation's Common Stock (the "Shares").

                As general counsel of the Corporation, we have examined and are familiar with the Registration Statement, the Agreement, the Corporation's Restated Certificate of Incorporation and By-Laws, the proceedings of its stockholders, Board of Directors and committees thereof, and such certificates of public officials and such other corporate records and other documents as we have deemed necessary in rendering this opinion.

                Based on the foregoing, and assuming (for purposes of the opinion set forth in paragraph 2, below) that the applicable provisions of the Securities Act and the securities of "blue sky" laws of various states shall have been complied with, we are of the opinion that:




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CHRISTY & VIENER

    Sensormatic Electronics Corporation
    Page 2                                                   January 18, 1994


                1. The Corporation is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                2. The Shares have been duly authorized, and will be validly issued, fully paid and nonassessable as and when (i) the Corporation's Board of Directors or a duly authorized committee thereof shall have adopted resolutions authorizing the issuance and sale of the Shares and determined the consideration to be received in exchange for the Shares in transactions as contemplated by the Registration Statement; and (ii) the Shares shall have been duly issued and delivered to the purchasers thereof against payment or delivery of the consideration therefor as contemplated by such resolutions.

                We consent to being named in the Registration Statement as attorneys who have passed on legal matters in connection with the Shares and we consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                           Very truly yours,




                                           CHRISTY & VIENER